UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2014

HOOKER FURNITURE CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-25349	54-0251350
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, VA	24112	(276) 632-0459
(Address of principal executive offices)	(zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2014, the Compensation Committee of the Board of Directors of Hooker Furniture Corporation (“Hooker” or the “Company”) approved an annual base salary and annual cash incentive for Michael W. Delgatti, Jr.

On December 11, 2013, the Company’s Board of Directors announced that effective February 2, 2014, at the end of the Company’s current fiscal year, Michael W. Delgatti, Jr. will become President of Hooker Furniture Corporation, concurrent with the retirement of Hooker’s current President, Alan D. Cole.

Mr. Delgatti, age 59, is currently serving as the President of Hooker Upholstery and the Executive Vice President of Sales for the Company.

In connection with his promotion to President of Hooker Furniture Corporation, the Compensation Committee set Mr. Delgatti’s annual base salary for the 2014 calendar year at $300,000, an increase from $265,000 for 2013.

In addition, the Compensation Committee approved an annual cash incentive for Mr. Delgatti for the Company’s 2015 fiscal year, which will end February 1, 2015. Mr. Delgatti will be entitled to receive a payment, expressed as a percentage of his calendar 2014 base salary, if the Company attains 70% or more of its budgeted fiscal 2015 consolidated net income target, as approved by the Board of Directors. No cash bonus will be paid if the Company fails to reach at least 70% of the budgeted net income target and a maximum cash bonus will be paid if the Company reaches 150% or more of target net income. Mr. Delgatti’s annual cash incentive potential for fiscal 2015, expressed as a percentage of his calendar 2014 base salary, is set forth in the table below:

	If the Company Attains:
	70% of Target Net Income	85% of Target Net Income	100% of Target Net Income	125% of Target Net Income	150% of Target Net Income
Michael W. Delgatti, Jr.	22.5%	33.8%	45%	59.9%	75.2%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOOKER FURNITURE CORPORATION

By: /s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Senior Vice-President Finance and Accounting
Chief Financial Officer

Date:  January 27, 2014